CERTIFICATE OF TRUST

                                       OF

                                AIG SERIES TRUST

                          (a Delaware Statutory Trust)

                  This Certificate of Trust of AIG SERIES TRUST (the "Trust"), dated as of this 30th day of December, 2003, is being duly executed and filed, in order to form a statutory trust pursuant to the Delaware Statutory Trust Act (the "Act"), Del. Code Ann., tit. 12,ss.ss.3801-3822.

                  1. The name of the statutory trust formed hereby is "AIG SERIES TRUST".

                  2. The Trust intends to become a registered investment company under the Investment Company Act of 1940, as amended, prior to or within 180 days following the first issuance of beneficial interests. Therefore, in accordance with Section 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

                  (a) REGISTERED OFFICE. The registered office of the Trust in Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801.

                  (b) REGISTERED AGENT. The registered agent for service of process on the Trust in Delaware is The Corporation Trust Company.

                  3. Notice is hereby given pursuant to Section 3804 of the Delaware Business Trust Act that the Trust is or may hereafter be constituted a series trust. The debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to any particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.

                  4. The Trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change, or repeal any provisions contained in this Certificate of Trust, in the manner as they deem necessary or desirable.

                  5. This Certificate shall be effective immediately upon filing with the office of the Secretary of State of the State of Delaware.


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                  IN WITNESS WHEREOF, the undersigned, being the sole Trustee of the Trust, does hereby make and enter into this Certificate of Trust as of the date first-above written.





/s/ PETER A. HARBECK
------------------------------------
Peter A. Harbeck, as Trustee and not
individually



The principal place of business of the Trust is Harborside Financial Center, 3200 Plaza 5, Jersey City, NJ 07311.